   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 17, 1998.
                        REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                         ABR INFORMATION SERVICES, INC.
             (Exact name of registrant as specified in its charter)

                    FLORIDA                                         59-3228107
        (State or other jurisdiction of                (I.R.S. Employer Identification No.)
         incorporation or organization)

  34125 U.S. HIGHWAY 19 NORTH, PALM HARBOR, FLORIDA 34684-2116, (727) 785-2819
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                              JAMES E. MACDOUGALD
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         ABR INFORMATION SERVICES, INC.
  34125 U.S. HIGHWAY 19 NORTH, PALM HARBOR, FLORIDA 34684-2116, (727) 785-2819
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                With a copy to:
                             TODD B. PFISTER, ESQ.
                                FOLEY & LARDNER
                       100 NORTH TAMPA STREET, SUITE 2700
                              TAMPA, FLORIDA 33602
                                 (813) 229-2300
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                        PROPOSED MAXIMUM        PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF          AMOUNT TO BE           OFFERING PRICE        AGGREGATE OFFERING          AMOUNT OF
SECURITIES TO BE REGISTERED        REGISTERED             PER SHARE(1)              PRICE(1)            REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
  value.................        1,198,008 shares             $16.19               $19,395,749              $5,392.02
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average of the high and low prices of ABR Information Services, Inc. common stock as reported on the Nasdaq National Market System on November 13, 1998.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   PROSPECTUS

                                1,198,008 SHARES

                                   (ABR LOGO)

                                  COMMON STOCK

The shares of Common Stock of ABR Information Services, Inc. offered hereby will be sold from time to time by the Selling Shareholders. See "Selling Shareholders." The Company will pay certain of the expenses of this offering; however, the Selling Shareholders will bear the cost of all brokerage commissions and discounts incurred with the sale of shares to which this Prospectus relates. The Company will not receive any proceeds from the sale of shares by the Selling Shareholders.

The Selling Shareholders may offer and sell all the shares in the over-the-counter market or on one or more exchanges, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions, or to one or more underwriters for resale to the public.

The Common Stock of the Company is quoted on the Nasdaq National Market System (the "Nasdaq National Market") under the symbol "ABRX." On November 13, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $16 1/8 per share. Except as otherwise indicated, all information in this Prospectus has been adjusted to reflect the three-for-two split of the Common Stock completed February 1996 and the two-for-one split of the Common Stock completed February 1997.

SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING SHARES OFFERED HEREBY.
                             ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is           , 1998.

                                  THE COMPANY

The Company, through its wholly-owned subsidiaries, ABR Benefits Services, Inc., Charing Company, Inc., Matthews, Malone & Associates, Ltd., Business Computer Services, Inc., MidAtlantic 401(k) Services, Inc., Chowning, Ltd., Western Pension Service Corporation and BMC Consultants, Inc., is a leading provider of comprehensive benefits administration, payroll and human resource services to employers seeking to outsource these functions. The Company's operating revenues currently are generated from three sources: employee health and welfare administration services; qualified plan administration services; and payroll and human resource administration services. All services are offered on either an "a la carte" or a total outsourcing basis, allowing customers to outsource certain benefits administration tasks which they find too costly or burdensome to perform in-house, or to outsource the entire benefits administration function. Additionally, the Company generates non-operating revenue from the short-term lease of its St. Petersburg, Florida facility through its wholly-owned subsidiary, ABR Properties, Inc.

The first source of the Company's revenue is providing employee health and welfare administration outsourcing services. In particular, the Company provides portability (i.e., COBRA (the "Consolidated Omnibus Budget Reconciliation Act"), HIPAA (the "Health Insurance Portability and Accountability Act of 1996") and state-mandated continuation coverage) compliance services primarily through its qualifying event agreements with employers and capitation agreements with insurance companies. In addition, the Company generates health and welfare administration services revenues by providing administration services for benefits provided to active employees, including open enrollment, employee enrollment and eligibility, and flexible spending account administration, along with providing administration services for benefits provided to retired and inactive employees, including retiree healthcare, disability, surviving dependent, family leave and severance benefits. Most services are offered both on a one-time and a continuous basis.

The second source of the Company's revenue is providing employee qualified plan administration services, including 401(k) plan administration, profit sharing administration, defined benefit plan administration, ESOP administration and Qualified Domestic Relations Order ("QDRO") administration.

The third source of the Company's revenue is providing payroll and human resource administration services, including tax deposit services and integrated human resource solutions.

The Company provides portability (primarily COBRA and HIPAA) services through the trade name CobraServ(R) and payroll and tax deposit services through the trade name PayAmerica(R). The Company employs approximately 1,400 people in marketing/operations centers in Florida, New Jersey, Virginia, Maryland, California, Wisconsin, Pennsylvania, Arizona, South Carolina and Colorado.

The Company's principal executive offices are located at 34125 U.S. Highway 19 North, Palm Harbor, Florida 34684-2116, and its telephone number is
(727)785-2819.

                              RECENT ACQUISITIONS

Since February 1, 1998, the Company has acquired seven benefits administration companies. These acquisitions have enabled the Company to increase the range of benefits administration services it provides, expand its geographic presence and further decrease the Company's reliance on revenues from COBRA compliance services. The recently completed acquisitions, all of which are accounted for using the purchase method of accounting, are discussed below:

Wisconsin Acquisition. Effective February 1, 1998, the Company acquired all of the outstanding capital stock of Charing Company, Inc., a Wisconsin corporation, for $7.5 million in cash and an additional amount to be paid contingent upon future earnings of Charing. Charing is located in Wisconsin and provides qualified plan administration, Section 125 administration, consulting services and comprehensive employee benefits statement reporting. For the twelve months ended July 31, 1998, Charing generated revenues of approximately $3.0 million.

Arizona Acquisition. Effective February 1, 1998, the Company acquired all of the outstanding capital stock of Matthews, Malone & Associates, Ltd., an Arizona corporation, for $2.9 million in cash and an additional amount to be paid contingent upon future earnings of Matthews/Malone. Matthews/Malone is located in Arizona and provides defined benefit and defined contribution plan administration services, as well as Section 125 administration and non-qualified plan administration services. For the twelve months ended July 31, 1998, Matthews/Malone generated revenues of approximately $3.0 million.

PayAmerica(R) Acquisition. Effective April 30, 1998, the Company acquired all of the outstanding capital stock of Business Computer Services Inc. dba PayAmerica(R), a Virginia corporation, in exchange for 1,198,008 shares of the Company's common stock. PayAmerica(R) is headquartered in McLean, Virginia, and also has offices in Maryland and New Jersey. PayAmerica(R) provides payroll and tax deposit services, along with human resource administration services. For the year ended December 31, 1997, PayAmerica(R) had revenues of approximately $8.6 million.

MidAtlantic Acquisition. Effective August 1, 1998, the Company acquired all of the outstanding capital stock of MidAtlantic 401(k) Services, Inc., a Virginia corporation, for cash in the amount of approximately $10.9 million and an additional amount to be paid contingent upon future earnings of MidAtlantic. Located in Midlothian, Virginia, MidAtlantic was a pioneer in the daily valuation 401(k) field and is expected to generate approximately $4.0 million in Qualified Plans revenue in fiscal 1999.

Chowning Acquisition. Effective October 22, 1998, the Company acquired all of the outstanding capital stock of Chowning, Ltd., including its sole operating subsidiary, The Barrington Group, Ltd., for $15.9 million in cash. Chowning is headquartered in Milwaukee, Wisconsin, and has additional offices in Maryland, Pennsylvania and California. The Barrington Group is one of the nation's largest independent administrators of IRS Section 125 benefit plans (full cafeteria plans, flexible spending accounts and pre-tax premium plans). For calendar 1998, The Barrington Group expects revenues of approximately $10.0 million.

Western Pension Acquisition. Effective October 1, 1998, the Company acquired all of the outstanding capital stock of Western Pension Service Corporation for $7.0 million in cash and an additional amount to be paid contingent upon future earnings of Western Pension. Western Pension is headquartered in San Rafael, California, and presently administers over 370 qualified retirement plans. Western Pension is expected to generate revenues of approximately $2.5 million for calendar year 1998.

Colorado Acquisition. Effective November 1, 1998, the Company acquired all of the outstanding capital stock of BMC Consultants, Inc. for $3.0 million in cash and an additional amount to be paid contingent upon future earnings of BMC. BMC is headquartered in Englewood, Colorado, and presently provides services to over 1,700 defined contribution and defined benefit plans in the Rocky Mountain region. BMC is expected to generate revenues of approximately $3.3 million for calendar year 1998.

                                  RISK FACTORS

An investment in the Common Stock involves certain risk. You should consider carefully the following factors, in addition to the other information included in, or incorporated by reference into, this Prospectus before investing in the shares.

Forward-looking statements contained in this Prospectus are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward-looking statements. When used in this document and documents referenced herein, the words "intend," "anticipate," "believe," "estimate," and "expect" and similar expressions as they relate to the Company are included to identify such forward-looking statements. These forward-looking statements include statements regarding, among other things: (i) the potential loss of material customers;
(ii) the failure to properly manage growth and successfully integrate acquired businesses; (iii) the Company's financing plans; (iv) trends affecting the Company's financial condition or results of operations; (v) the Company's growth and operating strategies; (vi) the ability to attract and retain qualified sales, information services and management personnel; (vii) the impact of competition from new and existing competitors; (viii) the financial condition of the Company's clients; (ix) potential increases in the Company's costs; (x) the declaration and payment of dividends; (xi) the potential for unfavorable interpretation of existing government regulations or new government legislation;
(xii) the development of a comprehensive and fully integrated suite of benefits administrative services; (xiii) the sufficiency of the Company's back-up facilities and disaster recovery procedures; (xiv) the ability of the Company and its significant suppliers and large customers to address the Year 2000 Issue; (xv) the Company's ability to minimize the impact of interest rate fluctuations; and (xvi) the outcome of certain litigation involving the Company. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation, those identified under "Risks Factors" and other risks and uncertainties indicated from time to time in the Company's filings with the SEC. Actual results could differ materially from these forward-looking statements. In addition, important factors to consider in evaluating such forward-looking statements include changes in external market factors, changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally, the emergence of new or growing competitors and various other competitive factors. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

ABILITY TO GROW AND EXPAND SERVICES

The Company's growth strategy depends on its ability to increase its share of the market for various lines of benefits administration services. There can be no assurance that the Company will have sufficient financial, managerial or other resources or will otherwise be able to maintain its historic rate of growth and profitability or expand its services in response to customer needs. If the Company were to encounter difficulties in implementing the expansion or development of its services, such difficulties could have a material adverse effect on the Company.

RECENT ACQUISITIONS AND IMPLEMENTATION OF ACQUISITION STRATEGY

The Company has recently completed seven acquisitions of benefits administration businesses and intends to continue to pursue acquisitions of complementary businesses. There can be no assurance that the Company will be able to successfully integrate these recent acquisitions. Similarly, there can be no assurance that the Company will be able to consummate, or if consummated, successfully integrate future acquisitions. Acquisitions involve significant risks which could have a material adverse effect on the Company, including: (i) the diversion of management's attention to the assimilation of the businesses to be acquired; (ii) the need to implement financial and other systems and add management resources; (iii) potential liabilities of the acquired business; (iv) unforeseen difficulties in the acquired operations; (v) adverse short-term effects on the Company's operating results; (vi) the dilutive effect of the issuance of additional equity securities; (vii) the incurrence of additional debt; and (viii) the amortization of goodwill and other intangible assets. There can be no assurance that the Company will successfully implement its acquisition strategy. Furthermore, there can be no assurance any acquisition will achieve levels of revenue and profitability or otherwise perform as expected, or be consummated on acceptable terms to enhance shareholder value. Currently, the Company has no arrangements or understandings with any party with respect to any acquisition. The Company continues to monitor acquisition opportunities. See "Recent Acquisitions."

MANAGEMENT OF GROWTH

The Company's business has grown significantly in size and complexity over the past four years. The Company's number of employees has increased from approximately 900 at the end of fiscal 1997 to approximately 1,400 at the end of fiscal 1998. This growth has placed, and is expected to continue to place, significant demands on the Company's management, systems and internal controls. To meet such demands, the Company intends to continue to hire new employees, increase expenditures on research and development, and invest in new equipment and make other capital expenditures. In addition, the Company expects that it will need to develop further its financial and managerial controls and reporting systems and procedures to accommodate any future growth. Failure to expand any of the foregoing areas in an efficient manner could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's growth may depend to some extent on its ability to successfully complete strategic acquisitions or investments to expand or complement its existing business. There can be no assurance that suitable acquisitions or investments can be identified, consummated or successfully integrated into the Company's operations. Any inability to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON TREND TOWARD OUTSOURCING

The Company's business and growth depend in large upon the trend toward outsourcing support services. These can be no assurance that this trend will continue, as organizations may elect to perform such services in-house. A significant change in the direction of this trend could have a material adverse effect upon the Company. Additionally, there can be no assurance that the Company's cross-selling efforts will cause its customers to purchase additional services from the Company or adopt a single-source outsourcing approach.

DEPENDENCE ON KEY CUSTOMERS

Approximately 39.7%, 33.5% and 36.1% of the Company's revenues in fiscal 1996, 1997 and 1998, respectively, were attributable to the Company's ten largest customers. During fiscal 1996, 1997 and 1998, General Electric Company accounted for approximately 15.0%, 14.5% and 10.5%, respectively, of the Company's revenues. In December, 1995, the Company entered into a four-year contract with this customer. This contract was renewed for an additional three-year term in fiscal 1998. The Company's loss of any of its large customers, including General Electric Company, could have a material adverse effect on the Company.

DEPENDENCE ON PORTABILITY

The Company's business is highly dependent on portability compliance services related primarily to COBRA and HIPAA. During each of the fiscal years ended July 31, 1996, 1997, and 1998, the Company derived approximately 69.9%, 65.6% and 54.7%, respectively, of its revenues from COBRA and HIPAA compliance services. Since its enactment in 1986, COBRA has been frequently amended by Congress, and is subject to judicial interpretation and proposed regulations of the Internal Revenue Service, as well as interpretive releases promulgated by the Department of Labor. HIPAA was enacted in 1996 and is also subject to amendment, interpretation and regulation. While the impact of future legislative and regulatory changes affecting COBRA and HIPAA cannot be determined, any material modification of the federal laws and regulations governing such statutes could have, and the enactment of laws or regulations substantially reducing or eliminating COBRA, HIPAA, or similar continuation benefits would have, a material adverse effect on the Company.

RISKS ASSOCIATED WITH THE DEVELOPMENT AND INTRODUCTION OF NEW OR ENHANCED
SERVICES

The Company's future business, financial condition and results of operations will continue to depend upon the Company's ability to add new services or enhancements to existing services that address the needs of the market. Failure by the Company to successfully design, develop, integrate and introduce new services or enhancements on a timely basis could prevent the Company from maintaining existing client relationships, gaining new clients or expanding its markets and could have a material adverse effect on the Company's business, financial condition and results of operations.

RELIANCE ON INFORMATION PROCESSING SYSTEMS

The Company's business is dependent on its ability to store, retrieve, process and manage significant databases, and to periodically expand and upgrade its information processing capabilities. The Company's principal computer equipment and software systems are maintained at the Company's headquarters in the Tampa/St. Petersburg metropolitan area. The Company's primary data center is located in Florida and protected by a fire extinguishing system. The data center is supported by two centralized UPS (uninterruptible power supply) systems that provide short-term battery backup in the event of a power outage, reduced voltage or power surge, and dual phone and electric feeds from adjacent, but separate, power grids. Further back-up power is supplied for the primary data center by a diesel powered generator, which could continuously power the data center for 5-7 days. In addition, the facility which houses the data center is built to withstand 130+ mile per hour wind and is approximately 35 feet above sea level. Multiple layers of password and access authorization are imposed to prevent unauthorized access, use or distribution of information. The Company maintains log-in records of all users, restricts certain key record fields and maintains audit trial records of all changes. Software and related data files are backed up three times a day and stored off-site at multiple locations.

Interruption or loss of the Company's information processing capabilities through loss of stored data, breakdown or malfunctioning of computer equipment and software systems, telecommunications failure or damage to the Company's headquarters and systems caused by fire, hurricane, lightning, electrical power outage or other disruption could have a material adverse effect on the Company. Although the Company maintains business interruption insurance providing for three months of operations with an aggregate limit of $2.0 million per occurrence, there can be no assurance that such insurance will: (i) continue to be available; (ii) continue to be available at reasonable prices; (iii) cover all such losses; or (iv) be sufficient to compensate the Company for losses due to the Company's inability to provide services to its customers.

RELIANCE ON PROPRIETARY TECHNOLOGY

The Company provides the majority of its services to customers using proprietary software that is owned by the Company and not licensed to others. The Company utilizes certain third-party software to service a portion of its qualified plans operations. The Company's major programming initiatives include MAX Version II, an Enhanced Enrollment and Eligibility software platform, and Freedom, an enhanced integrated Payroll/HR platform which will be linked with MAX Version II. When completed, MAX Version II is expected to supersede the Company's existing Version I software and add greater synergy and scalability to the Company's existing product lines. No assurances can be given, however, that MAX Version II or Freedom will perform as anticipated or will be adequate to meet the Company's and its customers' future needs. Certain elements of MAX Version II were placed on-line in October 1998 and further programming is expected to continue through calendar 1999. Nevertheless, there can be no assurances that the development and implementation of MAX Version II will be completed on a timely and cost-effective basis, and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, there can be no assurance that any of the Company's information processing systems will be adequate to meet its future needs or that the Company will be able to incorporate new technology to enhance and develop its existing services.

DEPENDENCE ON SENIOR MANAGEMENT

The success of the Company is largely dependent upon the efforts, direction and guidance of its senior management. The Company's continued growth and success also depend in part on its ability to attract and retain skilled employees and managers, and on the ability of its executive officers and key employees to manage its operations successfully. The Company has entered into employment agreements and/or employment and severance agreements with certain of its executive officers. The loss of any of the Company's senior management or key personnel, and in particular, James E. MacDougald, Chairman of the

Board, President and Chief Executive Officer, or its inability to attract and retain key employees in the future, could have a material adverse effect on the Company. The Company maintains key man life insurance policies on James E. MacDougald, Chairman of the Board, President and Chief Executive Officer, and James P. O'Drobinak, Senior Vice President and Chief Financial Officer, in the amount of $2.0 million and $300,000, respectively.

SUBSTANTIAL COMPETITION

The market for the Company's services is highly competitive, subject to rapid change and significantly affected by new service introductions and other market activities of industry participants. With respect to benefits administration services, the Company's existing competitors include insurance companies, third-party administrators and other outsourcing service companies. Certain of the Company's existing competitors, as well as a number of potential competitors, have longer operating histories, greater financial, technical, marketing and other resources, greater name recognition and a larger number of clients than the Company. In addition to the Company's competitors, services offered by the Company are often provided in-house. Consequently, outsourcing of benefits administration and payroll services may require the Company's potential customers to reduce, reassign or eliminate in-house benefits administration or human resources personnel, who often have an interest in maintaining these responsibilities in-house. The Company has experienced, and expects to continue to experience, competition from new entrants into its markets. Increased competition, the failure of the Company to compete successfully, pricing pressures, loss of market share and loss of clients could have a material adverse effect on the Company's business, financial condition and results of operations.

The Company believes that the most significant competitive factors in the sale of its services include quality, reliability of services and integrity of data provided, flexibility in tailoring services to client needs, assumption of certain responsibilities for compliance with complex laws and regulations, experience, reputation, comprehensive services, integrated services and price.

POTENTIAL LEGAL LIABILITY AS A PORTABILITY ADMINISTRATOR

The Company is subject to potential legal liability as a provider of portability compliance services. As a provider of COBRA compliance services, the Company is subject to excise taxes for noncompliance with certain provisions of COBRA. Under current federal laws, the maximum amount of such taxes that may be imposed on the Company in any taxable year for unintentional violations of COBRA is $2.0 million. In addition to the excise tax liability that may be imposed on the Company, substantial excise taxes may be imposed under COBRA on the Company's customers. Under the Company's service agreements with its customers, the Company assumes financial responsibility for the payment of such taxes assessed against its customers arising out of the Company's failure to comply with COBRA, unless such taxes are attributable to the customer's failure to comply with COBRA or with the terms of its agreement with the Company. In addition to liability for excise taxes for noncompliance with COBRA, the Company accepts financial responsibility for certain liabilities incurred by its customers that are attributable to the Company's failure to comply with COBRA or to fulfill the terms of its obligations to its customers under its agreements. These liabilities could, in certain cases, be substantial. Although there can be no assurance that the Company will not incur any material liability for non-compliance with COBRA or for its failure to comply with its agreement with any customer, as of the date of this Prospectus, the Company has not incurred any such material liability. The imposition of such liability on the Company in excess of any available insurance coverage could have a material adverse effect on the Company.

As a provider of HIPAA compliance and administration services, the Company is subject to ERISA penalties for noncompliance with certain provisions of HIPAA. Under the Company's service agreements with its customers, the Company assumes financial responsibility for the payment of penalties assessed against its customers arising out of the Company's failure to comply with HIPAA, unless such penalties are attributable to the customer's failure to comply with HIPAA or with the terms of its agreement with the Company. Under ERISA, employers that are subject to HIPAA are liable for penalties at the rate of $110 per "qualified beneficiary" for each day during which the customer's group healthcare plan is in noncompliance. These liabilities could, in certain cases, be substantial. Although there can be no assurance that the Company will not incur any material liability for noncompliance with HIPAA or for its failure to comply with its agreement with any customer, as of July 31, 1998 the Company had not incurred any such material liability. The imposition of such liability on the Company in excess of any available insurance coverage could have a material adverse effect on the Company.

RISKS ASSOCIATED WITH PAYROLL TAX FILING SERVICE AND BENEFITS ADMINISTRATION SERVICES

The Company's payroll tax filing service is subject to various risks resulting from errors and omissions in filing client tax returns and paying tax liabilities owed to tax authorities on behalf of clients. The Company's clients transfer to the Company contributed employer and employee tax funds. The Company processes the data received from the clients and remits the funds along with a tax return to the appropriate tax authorities when due. Tracking, processing and paying such tax liabilities is complex. Errors and omissions have occurred in the past and may occur in the future in connection with such service. The Company is subject to large cash penalties imposed by tax authorities for late filings or underpayment of taxes. To date, such penalties have not been significant. However, there can be no assurance that any liabilities associated with such penalties will not have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company's reserves or insurance for such penalties will be adequate. In addition, failure by the Company to make timely or accurate tax return filings or pay tax liabilities when due on behalf of clients may damage the Company's reputation and could adversely affect its relationships with existing clients and its ability to gain new clients.

The Company's payroll tax filing service is also dependent upon government regulations, which are subject to continual changes. Failure by the Company to implement these changes into its services and technology in a timely manner could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, since the Company derives significant revenue from interest earned from investment of collected but unremitted payroll tax funds, changes in policies relating to withholding federal or state income taxes or reduction in the time allowed for taxpayers to remit payment for taxes owed to government authorities could have a material adverse effect on the Company's business, financial condition and results of operations.

The Company's benefits administration services are subject to various risks resulting from errors and omissions in processing and filing COBRA or other benefit plan forms in accordance with governmental regulations and respective plans. The Company processes data received from employees and employers and is subject to penalties for any late or misfiled plan forms. There can be no assurance the Company's reserves or insurance for such penalties will be adequate. In addition, failure to properly file plan forms would have a material adverse effect on the Company's reputation, which could adversely affect its relationships with existing clients and its ability to gain new clients. The Company's benefits administration services are also dependent upon government regulations which are subject to continuous changes that could reduce or eliminate the need for benefits administration services.

The Company has access to confidential information and to client funds. As a result, the Company is subject to potential claims by its clients for the actions of the Company's employees arising from damages to the client's business or otherwise. There can be no assurance that the Company's fidelity bond and errors and omissions insurance will be adequate to cover any such claims. Such claims could have a material adverse effect on the Company's business, financial condition and results of operations.

INVESTMENT RISKS

The Company invests funds, including payroll tax funds transferred to it by clients and COBRA premiums paid by continuants, until the Company remits the funds to tax authorities or back to the continuants' former employers, respectively, when due. The Company typically invests these funds, as well as its own cash balances, in short-term financial instruments such as AA or better rated fixed-income municipal instruments. These investments are exposed to several risks, including credit risks from the possible inability of the borrowers to meet the terms of their obligations under the financial instruments. The Company would be liable for any losses on such investments.

SEASONALITY

Certain of the Company's business is characterized by significant seasonality. As a result, the Company's revenue will be subject to seasonal fluctuations, with the largest increases in annual revenue occurring in the Company's second and third fiscal quarters. During these quarters, new customers beginning flexible spending accounts, qualified plans and payroll services are likely to start services with the Company to coincide with the start of the tax (calendar) year. Also, qualified plans and payroll services customers generally require additional compliance related work after the end of the tax year. Open enrollment services similarly occur annually, prior to the start of the new benefits (calendar) year.

NEED TO ATTRACT AND RETAIN EXPERIENCED PERSONNEL

The Company's success depends to a significant degree on its ability to attract and retain experienced employees. There is substantial competition for experienced personnel, which the Company expects to continue. Many of the companies with which the Company competes for experienced personnel have greater financial and other resources than the

Company. The Company has in the past and may in the future experience difficulty in recruiting sufficient numbers of qualified personnel. In particular, the Company's ability to find and train implementation employees is critical to the Company's ability to achieve its growth objectives. The inability to attract and retain experienced personnel as required could have a material adverse effect on the Company's business, financial condition and results of operations.

LIMITATIONS ON PROTECTION OF INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

The Company's success is dependent in part upon its proprietary software technology. The Company relies upon a combination of contract provisions and trade secret laws to protect its proprietary technology. The Company attempts to protect its trade secrets and other proprietary information through agreements with employees and consultants. The Company does not hold any patents and does not have any patent applications pending. There can be no assurance that the steps taken by the Company to protect its proprietary technology will be adequate to deter misappropriation of its proprietary rights or third party development of similar proprietary software. Similarly, there can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation or independent third-party development of the Company's technology. There can be no assurance that the Company's services and technology do not infringe any existing patents, copyrights or other proprietary rights of others, or that third parties will not assert infringement claims in the future. If any such claims are asserted and upheld, the costs of defense could be substantial and any resulting liability to the Company could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON THIRD-PARTY PROVIDERS

The Company depends on third-party courier services to deliver paychecks to clients. Such courier services have been in the past and may be in the future unable to timely pick up or deliver the paychecks from the Company to its clients for a variety of reasons, including employee strikes, storms or other adverse weather conditions, earthquakes or other natural disasters, logistical or mechanical failures or accidents. Failure by the Company to deliver client paychecks on a timely basis could damage the Company's reputation and have a material adverse effect on the Company's business, financial condition and results of operations.

YEAR 2000 COMPLIANCE

The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. In 1996, the Company initiated the process of modifying existing software programs to become Year 2000 compliant. Management has determined that the Year 2000 issue will not pose a significant operational problem for its computer systems.

The Company is utilizing both internal and external resources to test and reprogram, or replace, the software for Year 2000 compliance. The Company is also in the process of identifying non-IT systems in which Year 2000 problems could be embedded, testing those systems for Year 2000 compliance, and correcting or replacing those systems having Year 2000 problems. The Company anticipates completing the Year 2000 project for both IT and non-IT systems no later than March 1999, which is prior to any anticipated impact on its operating systems. The total cost of the Year 2000 project is estimated at approximately $250,000. Approximately $100,000 in costs has been incurred to date. These costs are being funded through operating cash flows and are not expected to have a material effect on the results of operations. All costs associated with this conversion are being expensed as incurred.

The cost of the project and the date on which the Company believes it will complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

The Company has initiated formal communications with all of its significant suppliers and large customers to determine the extent to which the Company's interface systems are vulnerable to those third parties' failure to remediate their own Year 2000 issues. While some suppliers and customers have responded affirmatively, a majority have not as yet provided the necessary feedback. There can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted and will not have a material adverse effect on the Company's systems and in turn, the Company's business, financial condition and results of operations.

POSSIBLE ADVERSE EFFECT OF NATIONAL AND STATE HEALTH CARE REFORM PROPOSALS

The extent and type of government support for healthcare services, as well as the extent and type of health insurance benefits that employers are required to provide employees, have been the subject of intense scrutiny and debate in recent years at both the national and state levels. Changes in government support of healthcare services or the regulations governing such services, including regulations governing the adoption of a single payor system, the methods by which services are delivered, and the prices for services or reimbursements of fees, could all have a material adverse effect on the Company.

ANTI-TAKEOVER CONSIDERATIONS

The Company's Bylaws divide the Board of Directors into three classes serving staggered three-year terms. The staggered Board of Directors and the anti-takeover effects of certain provisions contained in the Florida Business Corporation Act and in the Company's Articles of Incorporation and Bylaws, including, without limitation, the ability of the Board of Directors of the Company to issue shares of Preferred Stock and to fix the rights and preferences thereof, may have the effect of delaying, deferring or preventing an unsolicited change in the control of the Company, which may adversely affect the market price of the Common Stock.

VOLATILITY OF STOCK PRICE

The Common Stock has experienced significant volatility in its market price since the Company's initial public offering in May 1994. The Company believes that various factors such as general economic conditions, changes or volatility in the financial markets, changing market conditions in the benefits administration outsourcing industry, and quarterly or annual variations in the Company's financial results, could cause the market price of the Common Stock to fluctuate substantially in the future.

DIVIDEND POLICY

The Company has never declared or paid any cash dividends on the Common Stock. The Company currently anticipates that all of its earnings will be retained for development and expansion of the Company's business and does not anticipate paying any cash dividends in the foreseeable future. Any payments of future dividends and the amounts thereof will be dependent upon the Company's earnings, financial requirements and other factors deemed relevant by the Board of Directors.

                                USE OF PROCEEDS

The Company will not receive any of the proceeds from the sale of shares of Common Stock. See "Selling Shareholders" and "Plan of Distribution."

                              SELLING SHAREHOLDERS

The following table sets forth certain information concerning the Selling
Shareholders:

                                 SHARES BENEFICIALLY                   SHARES BENEFICIALLY
                                        OWNED            MAXIMUM           OWNED AFTER
                                  PRIOR TO OFFERING     NUMBER OF          OFFERING(1)
                                 -------------------   SHARES BEING    -------------------
             NAME                 SHARES     PERCENT     OFFERED       SHARES     PERCENT
             ----                ---------   -------   ------------    -------    --------
Joseph M. Speroni(2)...........    219,857       *        219,857        --         --
Paul J. Speroni(3).............    238,995       *        238,995        --         --
Robert S. Speroni(4)...........    169,526       *        169,526        --         --
Stephen J. Speroni(5)..........     63,229       *         63,229        --         --
Joseph F. Speroni(6)...........     63,229       *         63,229        --         --
David M. Speroni(7)............     63,229       *         63,229        --         --
Richard B. Speroni(8)..........     63,229       *         63,229        --         --
Rex Haverty(9).................    112,029       *        112,029        --         --
E. Hale Waller(10).............    126,966       *        126,966        --         --
Nikky Losapio(11)..............     59,749       *         59,749        --         --
Christopher Mantua(12).........     17,970       *         17,970        --         --
          Total................  1,198,008     4.2%     1,198,008        --         --

-------------------------
   * Less than 1%.
(1) The Selling Shareholders may sell from time to time all or a portion of the shares being offered. The amounts shown assume the sale of all the shares being offered by each Selling Shareholder.
 (2) Joseph M. Speroni was Chairman of the Board and President of PayAmerica prior to the PayAmerica acquisition and has served as President of PayAmerica since such acquisition.
 (3) Paul J. Speroni is the Vice President -- Sales/Marketing of PayAmerica and has served in such capacity since prior to the PayAmerica acquisition.
 (4) Robert S. Speroni is the Vice President -- Information Systems of PayAmerica and has served in such capacity since prior to the PayAmerica acquisition.
 (5) Stephen J. Speroni is an employee of PayAmerica and has served in such capacity since prior to the PayAmerica acquisition.
 (6) Joseph F. Speroni is an employee of PayAmerica and has served in such capacity since prior to the PayAmerica acquisition.
 (7) David M. Speroni is an employee of PayAmerica and has served in such capacity since prior to the PayAmerica acquisition.
 (8) Richard B. Speroni is an employee of PayAmerica and has served in such capacity since prior to the PayAmerica acquisition.
 (9) Rex Haverty was an officer of PayAmerica prior to the PayAmerica acquisition and has since retired.
(10) E. Hale Waller is the Vice President -- Operations of PayAmerica and has served in such capacity since prior to the PayAmerica acquisition.
(11) Nikky Losapio is an employee of PayAmerica and has served in such capacity since prior to the PayAmerica acquisition.
(12) Christopher Mantua is the Vice President -- Client Implementation and Training of PayAmerica and has served in such capacity since prior to the PayAmerica acquisition.

                              PLAN OF DISTRIBUTION

The shares may be sold from time to time by the Selling Shareholders. Such sales may be made in the over-the-counter market or on one or more exchanges, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions, or to one or more underwriters for resale to the public. The shares sold may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; or (e) an underwritten public offering. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

Brokers or dealers may be entitled to indemnification by the Company and the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

                      WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's Website at "http://www.sec.gov."

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     1. Annual Report on Form 10-K for the fiscal year ended July 31, 1998;

     2. Proxy Statement, dated November 16, 1998, for the 1998 Annual Meeting of Shareholders; and

     3. The description of the Common Stock set forth in the Registration Statement on Form 8-A dated May 25, 1994.

You may request a copy of these filings, at no cost, by writing or telephoning our Chief Financial Officer at the following address:

          ABR Information Services, Inc.
          34125 U.S. Highway 19 North
          Palm Harbor, Florida 34684-2116
          (727) 785-2819

This Prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of the document.

                                 LEGAL MATTERS

The validity of the shares of Common Stock to which this Prospectus relates will be passed upon for the Company by Foley & Lardner, Tampa, Florida.

                                    EXPERTS

The consolidated financial statements and schedule of the Company included in the Company's Annual Report on Form 10-K for the year ended July 31, 1998 have been audited by Grant Thornton LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SHARES OF COMMON STOCK IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                           -------------------------

                               TABLE OF CONTENTS

                           -------------------------

                                 PAGE
                                 -----
The Company....................      2
Recent Acquisitions............      3
Risk Factors...................      5
Use of Proceeds................     14
Selling Shareholders...........     15
Plan of Distribution...........     16
Where You Can Find More
  Information..................     16
Legal Matters..................     17
Experts........................     17

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                1,198,008 Shares

                                      LOGO

                                  Common Stock
                           -------------------------

                                   PROSPECTUS

                           -------------------------
                                           , 1998
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF INSURANCE AND DISTRIBUTION.

Securities and Exchange Commission filing fee...............  $ 5,392.02
Accountants' fees and expenses..............................    5,000.00
Legal fees and expenses.....................................   10,000.00
Miscellaneous...............................................    5,000.00
                                                              ----------
          Total.............................................  $25,392.02
                                                              ==========

-------------------------

All of the fees, costs and expenses set forth above will be paid by the Company. Other than the SEC filing fee, all fees and expenses are estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Florida Business Corporation Act (the "Florida Act") permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

The Company's Articles of Incorporation and Bylaws provide that the Company shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. In addition, the Company may enter into Indemnification Agreements with its directors and executive officers in which the Company has agreed to indemnify such persons to the fullest extent now or hereafter permitted by the Florida Act.

The indemnification provided by the Florida Business Corporation Act and the Company's Bylaws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

The Company may obtain a liability insurance policy for its directors and officers as permitted by the Florida Act which may extend to, among other things, liability arising under the Securities Act of 1933, as amended (the "Securities Act").

ITEM 16.  EXHIBITS.

EXHIBIT
NUMBER         EXHIBIT DESCRIPTION
-------        -------------------
  4.1      --  Specimen Certificate for the Common Stock of ABR Information
               Services, Inc.*
  5.1      --  Opinion of Foley & Lardner as to the legality of the
               securities.
 23.1      --  Consent of Foley & Lardner (included in Exhibit 5.1).
 23.2      --  Consent of Grant Thornton LLP.
 24.1      --  Power of Attorney (included on the signature page of this
               Registration Statement).

-------------------------

* Previously filed as part of the Company's Form S-1 Registration Statement (No. 33-76922) dated May 26, 1994 and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and ((1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rules 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (5) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed anew registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
     Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 19340 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to e the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Harbor, State of Florida, on this 16th day of November, 1998.

                                          ABR INFORMATION SERVICES, INC.

                                          By:    /s/ JAMES E. MACDOUGALD
                                             -----------------------------------
                                              James E. MacDougald
                                              Chairman of the Board, President
                                              and, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints James E. MacDougald and James P. O'Drobinak, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any amendment or registration statement filed pursuant to Rule 462, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                SIGNATURE                               TITLE                     DATE
                ---------                               -----                     ----

/s/ JAMES E. MACDOUGALD                     Chairman of the Board,          November 16, 1998
------------------------------------------  President and Chief Executive
James E. MacDougald                         Officer and Director
                                            (Principal Executive Officer)

/s/ JAMES P. O'DROBINAK                     Senior Vice President and       November 16, 1998
------------------------------------------  Chief Financial Officer
James P. O'Drobinak                         (Principal Financial and
                                            Accounting Officer)

/s/ SUZANNE M. MACDOUGALD                   Senior Vice President,          November 16, 1998
------------------------------------------  Secretary and Director
Suzanne M. MacDougald


/s/ THOMAS F. COSTELLO                      Director                        November 16, 1998
------------------------------------------
Thomas F. Costello

/s/ MARK M. GOLDMAN                         Director                        November 16, 1998
------------------------------------------
Mark M. Goldman

/s/ PETER A. SULLIVAN                       Director                        November 16, 1998
------------------------------------------
Peter A. Sullivan

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                             EXHIBIT DESCRIPTION
-------                            -------------------
  4.1      --  Specimen Certificate for the Common Stock of ABR Information
               Services, Inc.*

  5.1      --  Opinion of Foley & Lardner as to the legality of the
               securities.

 23.1      --  Consent of Foley & Lardner (included in Exhibit 5.1).

 23.2      --  Consent of Grant Thornton LLP.

 24.1      --  Power of Attorney (included on the signature page of this
               Registration Statement).

-------------------------

* Previously filed as part of the Company's Form S-1 Registration Statement (Reg. No. 33-76922) dated May 26, 1994 and incorporated herein by reference.

                                       S-1